Expanding the range of wireless solutions

FOR IMMEDIATE RELEASE

CONTACT:	Ned Mavrommatis, Chief Financial Officer
Phone: 201-996-9000. Fax: 201-996-9144
ned@id-systems.com

I.D. Systems, Inc. Reports Second Quarter Financial Results

Hackensack, NJ, August 8, 2006 —

I.D. Systems, Inc. (NASDAQ: IDSY) today announced its financial results for the second quarter of 2006. Revenues increased 52% to $6.4 million for the three months ended June 30, 2006, compared to $4.2 million for the three months ended June 30, 2005, as sales of the company’s patented Wireless Asset Net® system for tracking and managing fleets of industrial equipment continued to grow. Net income for the quarter was $181,000, or $.02 per basic share and $.01 per diluted share, compared to $412,000, or $0.05 per basic and diluted share, for the second quarter a year ago.

Adjusted net income for the second quarter of 2006 was $796,000, or $0.07 per basic share and $0.06 per diluted share. Adjusted net income was calculated by adjusting GAAP net income for the impact of stock-based compensation of $615,000. Adjusted net income is considered non-GAAP financial information and a reconciliation of non-GAAP financial measures used in this press release to the GAAP financial measures can be found in the Reconciliation of GAAP to Non-GAAP Financial Measures table, included on page four of this press release.

“We are pleased to achieve strong year-over-year revenue growth for the second quarter of 2006 and deliver a fifth consecutive quarter of positive net earnings for our shareholders,” said Jeffrey Jagid, I.D. Systems’ chairman and chief executive officer. “I.D. Systems continues to lead the wireless industrial fleet management market with our technical solutions, Fortune 100 customer base, customer support organization, and strong financial position, and we expect to continue leveraging our many competitive advantages to further penetrate core customers, win new business, and develop new strategic partnerships.”

For the three months ended June 30, 2006, cost of revenues was $3.5 million, including $20,000 attributable to stock-based compensation pursuant to the company’s adoption of accounting rule SFAS 123(R), resulting in a gross profit margin of 45%.

Selling, general and administrative expenses for the quarter were $2.9 million, compared to $1.5 million for the three months ended June 30, 2005. The increase was attributable primarily to $473,000 of stock-based employee compensation pursuant to the company’s adoption of accounting rule SFAS 123(R), and to increased expenses related to the hiring of additional personnel to support continued company growth. As a percentage of revenues for the quarter, SG&A expenses were 45.7%, compared to 34.6% for the second quarter a year ago.

Research and development expenditures for the quarter were $560,000, compared to $342,000 for the three months ended June 30, 2005. The increase was attributable primarily to $122,000 of stock-based compensation pursuant to the company’s adoption of accounting rule SFAS 123(R), and to increased engineering payroll expenses. As a percentage of revenues for the quarter, R&D expenditures were 8.8%, compared to 8.1% for the second quarter a year ago.

Net interest income for the quarter increased to $731,000 from $66,000 for the same period a year ago, as the company invested proceeds from its public stock offering of March, 2006.

For the six-month period ended June 30, 2006, revenues increased 76% to $12.8 million, compared to $7.2 million for the six months ended June 30, 2005. Gross profit margin was 47.7%, compared to 50.4% for the comparable period in 2005. Net income was $306,000, or $.03 per basic and diluted share, compared to a loss of $223,000, or ($0.03) per basic and diluted share, for the same period a year ago. Adjusting for $998,000 in stock-based compensation expenses, adjusted net income for the six-months ended June 30, 2006, was $1.3 million, or $0.13 per basic share and $0.11 per diluted share. Adjusted net income is considered non-GAAP financial information and a reconciliation of non-GAAP financial measures used in this press release to the GAAP financial measures can be found in the Reconciliation of GAAP to Non-GAAP Financial Measures table, included on page four of this press release.

For the six-month period, SG&A expenses were $5.7 million, compared to $3.3 million for the six months ended June 30, 2005. The increase was attributable primarily to $856,000 of stock-based compensation pursuant to the company’s adoption of accounting rule SFAS 123(R), and to increased engineering payroll expenses. As a percentage of revenues for the period, SG&A expenses decreased to 44.4%, compared to 45.7% for the same period a year ago. R&D expenditures for the period were $1.1 million, compared to $737,000 for the six months ended June 30, 2005. The increase was attributable primarily to $122,000 of stock-based compensation pursuant to the company’s adoption of accounting rule SFAS 123(R), and to increased engineering payroll expenses. As a percentage of revenues for the period, R&D expenditures decreased to 8.3%, compared to 10.2% for the same period a year ago.

Net interest income for the first six months of 2006 increased to $881,000 from $128,000 for the same period a year ago.

As of June 30, 2006, I.D. Systems had cash, cash equivalents and short-term investments of approximately $70 million and working capital of $79.9 million, compared to $7.6 million and $13.9 million, respectively, as of December 31, 2005.

Highlights of the second quarter ended June 30, 2006, included:

•	Continuing business with core customers, including the United States Postal Service, Ford Motor Company, and other leading North American retailers and manufacturers.

•
The initiation of business with Weyerhaeuser Company, a Fortune 200 forest products company, and Linde Material Handling North America Corporation, a subsidiary of one of the world’s largest lift truck manufacturers.

•
The execution of a strategic agreement with NACCO Materials Handling Group, Inc., the global manufacturer of Hyster and Yale brand lift trucks, under which the Hyster and Yale marketing organizations will distribute and support I.D. Systems’ Wireless Asset Net® industrial fleet management system through their dealer networks. Hyster Company lift trucks, parts and services are marketed through a network of 240 authorized dealer locations in North America. Yale Materials Handling Corporation’s sales and service organization includes more than 220 authorized dealer locations in the Americas, 85 in Europe, and 30 in the Asia-Pacific region.

•
The testing and fielding of a new generation of Wireless Asset Net® hardware and software that optimizes system effectiveness in - and compatibility with - intensive RFID environments where EPC-compliant RFID tags and readers saturate the air with RF energy.

Investor Conference Call

I.D. Systems will hold a conference call for investors and analysts at 4:45 p.m. Eastern Standard Time on August 8, 2006. Jeffrey Jagid, chairman and CEO, Kenneth Ehrman, president and COO, Ned Mavrommatis, CFO, and Rick Muntz, EVP of sales and marketing, will discuss the results of the quarter and recent developments. After opening remarks, there will be a question and answer period. The conference call will be broadcast live over the Internet via the Investors section of the company’s website at www.id-systems.com. To listen to the live call, go to the website at least 10 minutes early to download and install any necessary audio software.

Non-GAAP Measures

To supplement its consolidated financial statements presented in accordance with GAAP, I.D. Systems has begun providing certain non-GAAP measures of financial performance. These non-GAAP measures include non-GAAP net income and non-GAAP net income per basic and diluted share. Reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, or superior to, GAAP results. These non-GAAP measures are provided to enhance investors’ overall understanding of I.D. Systems’ current financial performance and provide further information for comparative information due to the adoption of the new accounting standard SFAS 123R. Specifically, I.D. Systems believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses that may not be indicative of its core operating results and business outlook. In addition, I.D. Systems believes the non-GAAP measures that exclude stock-based compensation enhance the comparability of results against prior periods. Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the financial tables included on page four of this press release.

About I.D. Systems

Based in Hackensack, NJ, I.D. Systems, Inc. is a leading provider of wireless solutions for managing and securing high-value enterprise assets. These assets include industrial vehicles, such as forklifts and airport ground support equipment, and rental vehicles. The Company’s patented Wireless Asset Net system, which utilizes radio frequency identification, or RFID, technology, addresses the needs of organizations to control track, monitor and analyze their assets. For more information on I.D. Systems, Inc., visit www.id-systems.com.

Trademarks

I.D. Systems, Inc. and Wireless Asset Net are registered trademarks of I.D. Systems, Inc.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and that are subject to risk and uncertainties, including, but not limited to, future economic and business conditions, the loss of any of the Company’s key customers or reduction in the purchase of its products by any such customers, the failure of the market for the Company’s products to continue to develop, the inability to protect the Company’s intellectual property, the inability to manage the Company’s growth, the effects of competition from a wide variety of local, regional, national and other providers of wireless solutions and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2005. These risks could cause actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the Company. The Company assumes no obligation to update the information contained in this press release.

-- Tables to Follow --

I.D. Systems, Inc.
GAAP - Condensed Statements of Operations
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2006	2005	2006
Revenues	$4,198,000	$6,363,000	$7,231,000	$12,753,000
Cost of Revenues	2,081,000	3,473,000	3,587,000	6,676,000

Gross Profit	2,117,000	2,890,000	3,644,000	6,077,000
Selling, general and administrative expenses	1,451,000	2,910,000	3,304,000	5,658,000
Research and development expenses	342,000	560,000	737,000	1,053,000

Income (loss) from operations	324,000	(580,000)	(397,000)	(634,000)
Interest income	66,000	731,000	128,000	881,000
Interest expense	(16,000)	(8,000)	(29,000)	(17,000)
Other income	38,000	38,000	75,000	76,000

Net income (loss)	$412,000	$181,000	$(223,000)	$306,000

Net income (loss) per share - basic	$0.05	$0.02	$(0.03)	$0.03

Net income (loss) per share - diluted	$0.05	$0.01	$(0.03)	$0.03

Weighted average common shares outstanding - basic	7,732,000	11,099,000	7,718,000	9,748,000

Weighted average common shares outstanding - diluted	9,143,000	12,826,000	7,718,000	11,542,000

I.D. Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)

	Three Months Ended June 30, 2006	Six Months Ended June 30, 2006

Net income	$181,000	$306,000

Stock-based compensation	615,000	998,000

Non-GAAP net income	$796,000	$1,304,000

Non-GAAP net income per share - basic	$0.07	$0.13

Non-GAAP net income per share - diluted	$0.06	$0.11

I.D. Systems, Inc.
Condensed Balance Sheets
	December 31, 2005	June 30, 2006 (Unaudited)
ASSETS
Cash and cash equivalents	$2,138,000	$10,683,000
Investments available for sale	5,463,000	59,315,000
Accounts receivable, net	6,068,000	4,514,000
Unbilled receivables	1,293,000	3,072,000
Inventory	2,952,000	5,580,000
Investment in sales type leases	34,000	14,000
Officer loan	11,000	12,000
Prepaid expenses and other current assets	140,000	163,000
Total current assets	18,099,000	83,353,000
Fixed assets, net	1,159,000	1,354,000
Investment in sales type leases	433,000	--
Officer loan	8,000	2,000
Deferred contract costs	53,000	--
Other assets	88,000	87,000

	$19,840,000	$84,796,000
LIABILITIES
Accounts payable and accrued expenses	$3,881,000	$3,137,000
Long term debt - current portion	209,000	215,000
Deferred revenue	155,000	145,000
Total current liabilities	4,245,000	3,497,000
Long term debt	240,000	132,000
Deferred revenue	90,000	191,000
Deferred rent	99,000	88,000
Total liabilities	4,674,000	3,908,000

STOCKHOLDERS' EQUITY
Preferred stock; authorized 5,000,000 shares, $.01 par value; none issued	--	--
Common stock; authorized 15,000,000 shares, $.01 par value; issued and outstanding 7,851,000 shares and 11,167,000 shares	79,000	111,000
Additional paid-in capital	25,735,000	91,119,000
Accumulated deficit	(10,535,000)	(10,229,000)
	15,279,000	81,001,000
Treasury stock; 40,000 shares at cost	(113,000)	(113,000)
Total stockholders’ equity	15,166,000	80,888,000
Total liabilities and stockholders’ equity	$19,840,000	$84,796,000

I.D. Systems, Inc.
Condensed Statements of Cash Flows
(Unaudited)

	Six months ended June 30,
	2005	2006
Cash flows from operating activities:
Net income (loss)	$(223,000)	$306,000
Adjustments to reconcile net income (loss) to cash used in operating activities:
Accrued interest income	(7,000)	46,000
Stock-based compensation expense	--	998,000
Depreciation and amortization	178,000	228,000
Deferred rent expense	(2,000)	(11,000)
Deferred revenue	(47,000)	91,000
Deferred contract costs	184,000	53,000
Changes in:
Accounts receivable	(2,976,000)	1,554,000
Unbilled receivables	402,000	(1,779,000)
Inventory	(308,000)	(2,628,000)
Prepaid expenses and other assets	196,000	(22,000)
Investment in sales type leases	19,000	453,000
Accounts payable and accrued expenses	(774,000)	(744,000)
Net cash used in operating activities	(3,358,000)	(1,455,000)

Cash flows from investing activities:
Purchase of fixed assets	(360,000)	(423,000)
Purchase of investments	(500,000)	(54,238,000)
Maturities of investments	1,170,000	340,000
Collection of officer loan	5,000	5,000

Net cash (used in) provided by investing activities	315,000	(54,316,000)

Cash flows from financing activities:
Repayment of term loan	(99,000)	(102,000)
Proceeds from line of credit	500,000	--
Proceeds from exercise of stock options	350,000	457,000
Net proceeds from stock offering	--	63,961,000

Net cash provided by financing activities	751,000	64,316,000
Net increase (decrease) in cash and cash equivalents	(2,292,000)	8,545,000
Cash and cash equivalents - beginning of period	8,440,000	2,138,000
Cash and cash equivalents - end of period	$6,148,000	$10,683,000
Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$29,000	$17,000

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